Exhibit 99.1

Augmedix Announces Partnership with HCA Healthcare to Accelerate the Development of AI-enabled Ambient Documentation

SAN FRANCISCO, CA (April 20, 2023) – Augmedix (Nasdaq: AUGX), a healthcare technology company that delivers industry-leading ambient medical documentation, today announced a partnership with HCA Healthcare, Inc. (NYSE: HCA), one of the nation’s leading healthcare providers, to accelerate development of technology that aims to transform the way patient care is documented in the acute care setting.

Augmedix will collaborate with HCA Healthcare to advance the development of AI-powered ambient documentation products for acute care clinicians, helping to streamline hospital workflows. These cutting-edge products instantly convert natural clinician-patient conversations into medical notes that physicians and nurses can review and finalize before they are seamlessly transferred in real time to the Electronic Health Record (EHR). The transformation of this vital but often time-consuming task can improve the ease of documentation and provide nurses and physicians more time to spend with patients.

HCA Healthcare currently is pilot testing Augmedix’s technology stack, which includes automatic speech recognition (ASR) technology and natural processing (NLP) algorithms, in the emergency department in two hospitals, and plans to expand the pilot in emergency departments in two additional hospitals in the first half of the year.

In conjunction with this partnership, HCA Healthcare will make a financial investment in Augmedix; this investment will accelerate progress in Augmedix’s AI-centric R&D efforts to generate fully automated ambient documentation products that function within the complex acute care setting.

“We are excited to partner with Augmedix to develop ambient documentation in the acute care setting,” said Michael J. Schlosser, MD, MBA, senior vice president, HCA Healthcare’s department of Care Transformation and Innovation (CT&I). “This technology has the potential to revolutionize the way documentation occurs at the point of care, and this partnership and investment is part of our broader strategy to use technology to support our physicians and nurses and enhance patient care.”

Schlosser adds the pilot testing is an example of HCA Healthcare’s strategy of working closely with clinicians to design and integrate innovative technology into patient care. “This Augmedix proof-of-concept is not a complete solution, which is by design. We are capturing direct feedback from and ongoing collaboration with physicians and nurses to mold and develop the solution to meet their needs.” During the pilot, HCA Healthcare plans to gather data – including critical physician, nurse, and patient feedback -- to determine the potential for use at additional HCA Healthcare hospitals.

Ian Shakil, Founder, Director, and Chief Strategy Officer of Augmedix, added, “Augmedix first brought to market the practice of ambient documentation in the ambulatory setting, and we can’t imagine a better innovation partner than HCA Healthcare to bring ambient documentation to the acute care setting.”

“HCA Healthcare is a leader in deploying healthcare technology to improve patient outcomes and support physicians and nurses, and as such, they represent an ideal partner for Augmedix to deliver our innovative products to the industry at scale,” said Augmedix Chief Executive Officer Manny Krakaris. “As we continue to enhance our product offerings to best satisfy the needs of patients, nurses and physicians, we look forward to helping HCA Healthcare transform clinical documentation in the acute care setting.”

About Augmedix

Augmedix (Nasdaq: AUGX) delivers industry-leading, ambient medical documentation and data solutions to healthcare systems, physician practices, hospitals, and telemedicine practitioners. Augmedix is on a mission to help clinicians and patients form a human connection at the point of care with seamless technology. Augmedix’s proprietary Notebuilder Platform extracts relevant data from natural clinician-patient conversations and converts that data into medical notes in real time, which are seamlessly transferred to the EHR. The company’s platform uses proprietary Natural Language Processing Models, Google Cloud’s Automatic Speech Recognition, and medical documentation specialists to generate accurate and timely medical notes. Leveraging this platform, Augmedix’s products relieve clinicians of administrative burden, in turn, reducing burnout and increasing both clinician and patient satisfaction. Augmedix is also leading the revolution in leveraging point-of-care data by making connections between millions of clinician-patient interactions and analyzing them to deliver actionable insights that elevate patient care. Augmedix is headquartered in San Francisco, CA, with offices around the world. To learn more, visit www.augmedix.com.

Forward-Looking Statements

This press release contains “forward-looking statements” that involve a number of risks and uncertainties. Such forward-looking statements include, without limitation, statements regarding the development of cutting-edge technology that will revolutionize the way patient care is documented, the benefits of AI-powered medical documentation solutions for acute care clinicians, including the ability to spend more time with patients and less time on administrative tasks, and the ability of the HCA investment to accelerate Augmedix’s efforts to generate fully automated ambient documentation products that function within the acute care setting. Actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in our most recent Form 10-K filed with the U.S. Securities and Exchange Commission on April 17, 2023, as well as other documents that may be filed by us from time to time with the U.S. Securities and Exchange Commission. The forward-looking statements included in this press release represent our views as of the date of this press release. We undertake no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

INVESTOR CONTACT:
Matt Chesler, CFA
FNK IR
646-809-2183
augx@fnkir.com
investors@augmedix.com

MEDIA CONTACT:
Kaila Grafeman
Augmedix
pr@augmedix.com